FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ANNOUNCES 2ND QUARTER RESULTS

Covina, CA – February 02, 2010. K-FED Bancorp (NASDAQ: KFED) (the Company), the parent company of Kaiser Federal Bank (the Bank), reported a net loss of $1.2 million or $0.09 per diluted share for the quarter ended December 31, 2009 and net income of $204,000 or $0.02 per diluted share for the six months then ended. This compares to net income of $931,000 or $0.07 per diluted share for the quarter ended December 31, 2008 and $2.3 million or $0.18 per diluted share for the six months then ended. The net loss for the current quarter resulted from an increase in the provision for loan losses.

As a result of the prolonged distressed economic environment, elevated unemployment levels and a depressed real estate market, the loan portfolio continues to show increased delinquency. Delinquent loans 60 days or more totaled $16.1 million or 2.10% of total loans and non-performing assets totaled $22.9 million or 2.61% of total assets at December 31, 2009. Delinquent loans 60 days or more totaled $8.5 million or 1.13% of total loans and non-performing assets totaled $9.4 million or 1.05% of total assets at June 30, 2009.  The Bank continues to work with responsible borrowers to stay in their homes and as a result has restructured $5.1 million in mortgage loans that are performing according to their revised contractual terms at December 31, 2009.  This compares to $2.1 million in restructured loans at June 30, 2009.  All restructured loans are reported as non-accrual loans at December 31, 2009 and June 30, 2009.

Also included in non-accrual loans at December 31, 2009 were two multi-family loans totaling $2.8 million and one commercial real estate loan totaling $2.7 million.  One of the multi-family loans totaling $1.8 million was over 90 days delinquent and in the process of foreclosure.  The other multi-family loan totaling $1.0 million was less than 60 days delinquent and the borrower filed for bankruptcy. The commercial real estate loan was less than 60 days delinquent at December 31, 2009 but the borrower was experiencing cash flow issues. In January, the commercial real estate loan was paid current.  There were no multi-family or commercial real estate loans on non-accrual at June 30, 2009.

Provision for loan losses increased to $5.7 million for the quarter ended December 31, 2009 from $1.0 million for the same quarter last year.  Provision for loan losses increased to $6.5 million for the six months ended December 31, 2009 from $1.3 million for the same period last year.  The increase in the provision for loan losses reflects management’s continuing assessment of the credit quality of the Bank’s loan portfolio, which is affected by various trends, including current economic conditions and expected credit losses.

Net interest margin increased to 3.23% for the quarter ended December 31, 2009 from 2.56% for the same quarter last year. Net interest margin increased to 3.04% for the six months ended December 31, 2009 from 2.57% for the same period last year.  The increase in the net interest margin reflects a significant reduction in the cost of funds as a result of the declining interest rate environment and repayment of $60.0 million in higher costing Federal Home Loan Bank (“FHLB”) advances during the past six months.

Total assets decreased to $877.5 million at December 31, 2009 from $895.1 million at June 30, 2009 while gross loans receivable increased to $768.7 million at December 31, 2009 from $751.5 million at June 30, 2009. The decrease in total assets was a result of the repayment of $60.0 million in FHLB advances that matured during the quarter ended September 30, 2009. The repayment of FHLB advances was funded with available liquidity due to strong deposit growth.

Total deposits increased $58.0 million to $624.2 million at December 31, 2009 as compared to $566.2 million at June 30, 2009.  The change was comprised of $33.6 million in certificates of deposit, $13.1 million in checking and savings balances and $11.3 million in money market balances.  The increase in certificate of deposit balances was a result of promotions for these types of accounts as well as an increase of $6.2 million in individual retirement account balances in the month of December.  The increase in checking and savings balances was primarily a result of a third pay period experienced by a significant number of our customers on the last day of December.  In addition, money market balances have steadily increased throughout the fiscal year.

Noninterest expense increased to $4.3 million for the quarter ended December 31, 2009 as compared to $4.0 million for the quarter ended December 31, 2008.  Noninterest expense increased to $8.6 million for the six months ended December 31, 2009 as compared to $7.9 million for the six months ended December 31, 2008. The increases were primarily a result of an increase in federal deposit insurance premiums of $148,000 and $313,000 for the three and six months ended December 31, 2009, respectively.

Total equity, represents 10.51% of total assets and decreased to $92.2 million at December 31, 2009 from $92.6 million at June 30, 2009.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, and changes in the securities markets. We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
December 31, 2009
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	December 31 2009	June 30 2009
Total assets	$877,531	$895,097
Gross loans receivable	768,703	751,461
Allowance for loan losses	(10,740)	(4,586)
Cash and cash equivalents	49,289	73,705
Total deposits	624,199	566,193
Federal Home Loan Bank advances	147,000	207,004
State of California time deposits	10,000	25,000
Total stockholders’ equity	$92,236	$92,558

Asset Quality Ratios:
Equity to total assets	10.51%	10.34%
Delinquent loans 60 days or more to total loans	2.10%	1.13%
Non-performing loans to total loans	2.93%	1.18%
Non-performing assets to total assets	2.61%	1.05%
Net charge-offs to average loans outstanding (annualized)	0.09%	0.16%
Allowance for loan losses to total loans	1.40%	0.61%
Allowance for loan losses to non-performing loans	47.74%	51.69%

Selected Operating Data and Ratios:	Three Months Ended December 31		Six Months Ended December 31
	2009	2008	2009	2008
Interest income	$11,217	$11,112	$22,537	$22,618
Interest expense	(4,455)	(5,945)	(9,585)	(12,175)
Net interest income	6,762	5,167	12,952	10,443
Provision for loan losses	(5,650)	(984)	(6,515)	(1,347)
Net interest income after provision for loan losses	1,112	4,183	6,437	9,096
Noninterest income	1,193	1,177	2,393	2,387
Noninterest expense	(4,320)	(3,965)	(8,592)	(7,901)
Income (loss) before income tax expense	(2,015)	1,395	238	3,582
Income tax benefit (expense)	809	(464)	(34)	(1,242)
Net income (loss)	$(1,206)	$931	$204	$2,340

Net income (loss) per share – basic and diluted	$(0.09)	$0.07	$0.02	$0.18
Return (loss) on average assets (annualized)	(0.55)%	0.44%	0.05%	0.55%
Return (loss) on average equity (annualized)	(5.15)%	4.08%	0.44%	5.14%
Net interest margin (annualized)	3.23%	2.56%	3.04%	2.57%
Efficiency ratio	54.30%	62.51%	55.99%	61.59%

K-FED BANCORP
Selected Financial Data and Ratios (Unaudited)
December 31, 2009
(Dollars in thousands)

	At December 31,	At June 30,
Non-accrual loans:	2009	2009
Real estate loans:
One-to-four family	$11,872	$6,766
Multi-family	2,787	—
Commercial	2,687	—
Other loans:
Automobile	55	—
Home Equity	—	—
Other	3	11
Troubled debt restructurings:
One-to-four family	4,859	1,859
Multi-family	233	235
Commercial	—	—
Total non-accrual loans	22,496	8,871

Other real estate owned and repossessed assets:
Real estate:
One-to-four family	403	496
Multi-family	—	—
Commercial	—	—
Other:
Automobile	16	3
Home equity	—	—
Other	—	—
Total other real estate owned and repossessed assets	419	499
Total non-performing assets	$22,915	$9,370

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At December 31, 2009
Real estate loans:
One-to-four family	9	$3,397	24	$10,842	33	$14,239
Multi-family	—	—	1	1,757	1	1,757
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	46	4	55	8	101
Home equity	—	—	—	—	—	—
Other	6	3	4	3	10	6
Total loans	19	$3,446	33	$12,657	52	$16,103

AtJune 30, 2009
Real estate loans:
One-to-four family	6	$2,212	14	$6,220	20	$8,432
Multi-family	—	—	—	—	—	—
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	16	—	—	3	16
Home equity	—	—	—	—	—	—
Other	11	16	6	11	17	27
Total loans	20	$2,244	20	$6,231	40	$8,475